Exhibit No. 3.1

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES,

PRIVILEGES AND RESTRICTIONS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF GUARDION HEALTH SCIENCES, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Guardion Health Sciences, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), by the undersigned Michael Favish, Chief Executive Officer, does hereby certify that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) on January 19, 2017, pursuant to authority of the Board of Directors as required by Section 151 of the DGCL:

WHEREAS, the voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series B Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation on January 19, 2017, pursuant to authority granted to, and expressly vested in it, by the provisions of the Certificate of Incorporation of the Corporation. The provisions of Article Fourth of the Certificate of Incorporation of the Corporation filed on June 30, 2015, created and authorized ten million (10,000,000) shares of preferred stock of the Corporation, $.001 par value per share (the “Preferred Stock”). On May 26, 2016, the Board of Directors of the Corporation authorized the issuance of 2,000,000 shares of the first series of Preferred Stock, designated Series A Convertible Preferred Stock, $.001 par value, with a face value of $1.00 per share. As of this date, there are 1,705,154 shares of Series A Preferred Stock issued and outstanding. On January 19, 2017, the Board of Directors of the Corporation authorized the issuance of 2,000,000 shares of the second series of Preferred Stock, designated Series B Convertible Preferred Stock, $.001 par value, with a face value of $1.00 per share. All remaining 6,000,000 shares of Preferred Stock have the status of authorized but unissued shares and are available for issuance. The Corporation hereby fixes the powers, designation, preferences, relative, participating, optional and other rights of such series of 2,000,000 shares of Series B Preferred Stock, and the qualifications, limitations and restrictions thereof, in addition to those set forth in said Article Fourth, as follows:

“Series B Preferred Stock.”

1. Number Authorized and Designation. Of the 10,000,000 shares of preferred stock authorized under Article Fourth of the Articles of Incorporation, the Corporation shall have the authority to issue 2,000,000 shares designated as Series B Preferred Stock, $1.00 Face Value, $.001 par value per share (“Series B Preferred Stock”), upon the terms, conditions, rights, preferences and limitations set forth herein.

2. Rights, Preferences and Limitations. The relative rights, preferences and limitations of Series B Preferred Stock are as follows:

(a) Rank. The Series B Preferred Stock shall rank (i) senior to all of the Common Stock, par value $.001 per share (“Common Stock”); (ii) senior to any class or series of capital stock of the Corporation hereafter created of whatever subdivision (collectively, with the Common Stock, “Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series B Preferred Stock (“Parity Securities”); and (iv) junior to Series A Preferred Stock, in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as “Distributions”).

(b) Dividends. The holders of record of Series B Preferred Stock (a “Holder”) shall be entitled to receive, only when, as and if declared by the Board of Directors, dividends paid in shares of Common Stock of the Corporation, unless earlier converted. Stock dividends shall be payable at the annual rate of six (6%) percent, or $0.06 per share. The number of shares to be issued will be determined by dividing the dividend payable by $0.75 per share. The initial dividend paid after the date of original issuance of any shares or fractions of a share of Common Stock shall accrue from such date of issuance on a pro rata basis, whether or not earned or declared, and whether or not the Corporation is profitable. Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation on such record dates, quarterly (on the last business day of each calendar quarter) from the date of issuance, as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends. As long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not pay or declare any dividend on or make any distribution upon, nor shall any distribution be made in respect of any shares of Junior Securities, nor shall any monies be set aside for or applied to the purchase, redemption or retirement of any Junior Securities. If the dividend on the Series B Preferred Stock shall have been declared, but not have been paid or set apart in full for the Series B Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, any Junior Securities. When dividends are not paid in full upon the shares or fractions of a share of Series B Preferred Stock, and any other Preferred Stock ranking on a parity as to payment of dividends with this Series B Preferred Stock, all dividends declared upon this Series B Preferred Stock and any other Preferred Stock, ranking on a parity as to dividends with this series shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series B Preferred Stock, and such other Preferred Stock shall in all cases bear to each other the same rates that accrued dividends per share on such other Preferred Stock bear to each other. Accumulations of dividends on the Series B Preferred Stock shall not bear interest. Dividends shall be prorated for the period of time that the Series B Preferred Stock is outstanding during any period that is less than a full calendar year, except that in the event of a mandatory conversion event (as described in subsection (c)(ii) below), the Corporation will pay a minimum of one full year of dividends if the Series B Preferred Stock is converted into Common Stock prior to the one-year anniversary date of the issuance of the Series B Preferred Stock.

(c) (i) Conversion by a Holder. Upon the election of a Holder at any time, commencing December 31, 2017, or earlier, upon the approval of the Corporation’s Board of Directors, each share of Series B Preferred Stock (including accrued but unpaid dividends) shall be convertible, subject to adjustment as described below, at the option of the Holder into shares of Common Stock of the Corporation, at a price equal to $0.75 per share of Common Stock (the “Conversion Price”). The Conversion Price is subject to adjustment as hereinafter provided, at any time or from time to time upon the terms and in the manner hereinafter set forth in subsection (g) below.

(ii) Conversion by the Corporation. Each Share of Series B Preferred Stock (including accrued but unpaid dividends) not previously converted by the Holder under Subsection (i) above, shall automatically be converted at the Corporation’s option into Common Stock of the Corporation, when either (a) the Corporation receives gross proceeds of at least $5,000,000 in one or more equity financings subsequent to June 30, 2017; (b) the Corporation’s Common Stock is traded on a national securities exchange or in the over-the-counter market for 10 consecutive trading days ending within 15 days prior to the date of notice at or above a volume weighted average price of at least $2.00 per share (subject to adjustment); or (c) the completion of a Major Transaction as defined in paragraph 2(g)(iii) below. In the event any shares of Series B Preferred Stock have not been converted into Common Stock by June 30, 2020, all outstanding shares of Series B Preferred Stock (including accrued but unpaid dividends) shall automatically and mandatorily be converted by the Corporation into shares of Common Stock at $0.75 per share (subject to adjustment). The Corporation will continue paying dividends on shares of Series B Preferred Stock through the conversion date.

(iii) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors in good faith. Before any holder of Series B Preferred Stock shall be entitled to receive certificates representing shares of Common Stock issuable upon conversion of the Series B Preferred Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give fifteen (15) days’ prior written notice to the Corporation at such office that he elects to convert the same, and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable after receipt of the certificate(s) representing Series B Preferred Stock, issue and deliver at such office to such holder of Series B Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Conversions shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iv) Adjustment to Conversion Price for Stock Dividends, Stock Splits and Combinations. In the event the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and, conversely, in the event the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment pursuant to this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(v) Reservation of Shares. The Corporation shall at all times reserve out its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series B Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock issued upon due conversion of shares of Series B Preferred Stock shall be validly issued, fully paid and non-assessable.

(vi) Rights Upon Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

(vii) Conversion Holding Limitations. Except in the event of a mandatory conversion by the Corporation in subsection (c)(ii) above, in no event shall a Holder be permitted to convert any Series B Preferred Stock to the extent that, upon the conversion of such Series B Preferred Stock, the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock issuable upon conversion of such Series B Preferred Stock), when added to the number of shares of Common Stock issuable upon the conversion of such would exceed 4.99% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder. To the extent that the limitation contained in this paragraph applies (and without limiting any rights the Corporation may otherwise have), the Corporation may rely on the Holder’s determination of whether Series B Preferred Stock is convertible pursuant to the terms hereof, the Corporation having no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder’s representation that the Series B Preferred Stock specified therein are convertible pursuant to the terms hereof. Nothing contained herein shall be deemed to restrict the right of a Holder to convert Series B Preferred Stock at such time as the conversion thereof will not violate the provisions of this paragraph. The limitation contained in this paragraph shall cease to apply to a Holder (x) upon sixty-one (61) days’ prior written notice from such Holder to the Corporation, and (y) immediately upon written notice from such Holder to the Corporation at any time after the public announcement or other disclosure of a Major Transaction or a Change of Control.

(d) Voting Rights. (i) Except as provided by law or by the other provisions of this Certificate, the shares of Series B Preferred Stock shall entitle the holder to vote on an as converted basis together with the holders of Series A Preferred Stock and Common Stock as one class.

(ii) As long as at least twenty percent (20%) of the shares of Series B Preferred Stock are outstanding, the Corporation will not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by written consent or vote) as provided by the DGCL, of the holders of at least a majority of the then outstanding aggregate number of shares of Series B Preferred Stock:

(A) amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series B Preferred Stock, or alter or amend this Certificate of Designation with respect to the Series B Preferred Stock or increase the authorized number of shares of Series B Preferred Stock;

(B) amend, alter, change or repeal the preferences, privileges, special rights or other powers of any capital stock of the Corporation so as to adversely affect the Series B Preferred Stock;

(C) create any new class or series of stock having a preference over the Series B Preferred Stock with respect to Distributions;

(D) declare or pay any cash dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the repurchase, redemption, retirement or otherwise acquire any Junior Securities;

(E) dissolve the Corporation or effectuate a liquidation;

(F) enter into any agreement for, or consummate, any merger, recapitalization, reclassification, sale of all or substantially all of the assets of the Corporation, or any acquisition of the stock or assets of another entity; or

(G) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions in (A) - (F) above.

In the event that the Holders of at least a majority of the outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock pursuant to the terms hereof, then the Company will deliver notice of such approved change to the holders of the Series B Preferred Stock that did not agree to such alterations or change (the “Dissenting Holders”) and the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Preferred Stock pursuant to the terms hereof as such terms existed prior to such alteration or change, or to continue to hold such Preferred Stock as so modified. No such change shall be effective to the extent that, by its terms, such change applies to less than all of the shares of Series B Preferred Stock then outstanding.

(e) Preemptive Rights. Holders of Series B Preferred Stock shall have no preemptive rights.

(f) Liquidation Rights. Upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, each Holder of shares of Series B Preferred Stock shall be entitled to receive, immediately after any distribution required by the Certificate of Incorporation to the Series A Preferred Stock and in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of Junior Securities and pari passu with any distribution of Parity Securities, an amount equal to $1.00 per share of Series B Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares before any payments shall be made or any assets distributed to holders of any class of Junior Securities. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series B Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series B Preferred Stock. All assets remaining thereafter shall then be distributed pari passu, to all the holders of the Junior Securities.

(g) Anti-Dilution.

(i) Adjustment for Dividends, Stock Splits and Combinations. If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect of the Common Stock, then the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased. Any such adjustment to the Conversion Price shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

(ii) Adjustments for Other Dividends. If the Corporation at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities convertible into or exchangeable for Common Stock, then and in each such event, provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period with respect to the rights of the holders of Series B Preferred Stock.

(iii) Major Transactions. In the event of a Major Transaction (as defined below), the Corporation will give each Holder at least twenty (20) calendar days’ written notice prior to the earlier of (I) the closing or effectiveness of such Major Transaction and (II) the record date for the receipt of such shares of stock or securities or other assets, and: (i) each Holder shall be permitted to convert the Series B Preferred Stock held by such Holder in whole or in part at any time prior to the record date for the receipt of such consideration and shall be entitled to receive, for each share of Common Stock issuable to such Holder upon such exercise, the same per share consideration payable to the other holders of Common Stock in connection with such Major Transaction, and (ii) if and to the extent that a Holder retains any Series B Preferred Stock following such record date, the Corporation will automatically convert such shares of Series B Preferred Stock into Common Stock pursuant to the terms of paragraph 2(c)(ii) above. “Major Transaction” means, with respect to the Corporation, (x) a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Corporation or another entity or (y) the same by the Corporation of all or substantially all of its assets.

(h) Reservation of Shares. The Corporation shall at all times reserve out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series B Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock when issued upon conversion of Series B Preferred Stock shall be validly issued, fully paid and non-assessable.

(i) Rights Upon Conversion. All Series B Preferred Stock which shall have been converted into shares of Common Stock as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Series B Preferred Stock, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

(j) Miscellaneous.

(i) Transfer of Preferred Shares. Upon notice to, and consent by, the Corporation, a Holder may sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Series B Preferred Stock to any person or entity as long as such transaction is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder. From and after the date of any such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Series B Preferred Stock that is the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

(ii) Notices. Any notice, demand or request required or permitted to be given by the Corporation or a Holder shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission (immediately followed by written confirmation delivered according to another mechanism provided by this section), unless such delivery is made on a day that is not a Trading Day, (ii) on the next Trading Day after timely delivery to an overnight courier and (iii) on the Trading Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Corporation:

Guardion Health Sciences, Inc.

15150 Avenue of Science, Suite 200

San Diego, California 92128

Tel: (858) 605-9055

Fax: (858) 630-5543

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

(iii) Remedies. The remedies provided to a Holder in this Certificate shall be cumulative and in addition to all other remedies available to such Holder under this Certificate at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a material breach by it of its obligations hereunder may cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to seek an injunction retraining any breach, without the necessity of showing economic loss and without any bond or other security or indemnity being required.

(iv) Failure of Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

(v) Redemption. The Series B Preferred Stock shall not be redeemable.

The Certificate of Designation herein certified has been duly adopted in accordance with the provisions of Section 151 of the DGCL of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B Preferred Stock to be duly executed by its Chief Executive Officer this 20th day of March, 2017.

/s/ Michael Favish
Michael Favish
Chief Executive Officer

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